UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2016 (October 9, 2015)

NAC Global Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-49655	87-0678927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4720 Salisbury Road

Jacksonville, FL 32256

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (904) 493-6496

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Letter of Intent

On April 23, 2016, NAC Global Technologies, Inc. (“NAC” or the “Company”) entered into a binding Letter of Intent (the “LOI”), whereby NAC agreed, subject to the terms and conditions set forth therein, to consummate a business combination(the “Proposed Transaction”) with Bellelli Engineering S.p.A (“Bellelli”) and Swiss Heights Engineering S.A. (“Swiss Heights”), or an entity to be formed by Bellelli and Swiss Heights (referred to as “SHE Holdings Co.,” and together with Bellelli and Swiss Heights, the “SHE Parties”). As a result of the Proposed Transaction, the SHE Parties will become wholly-owned subsidiaries of NAC, and the shareholders of the SHE Parties will receive equity interests of NAC representing 95.75% of the capital stock of the combined company, on a fully-diluted basis.

Pursuant to the LOI, upon closing of the Proposed Transaction, the holders of NAC capital stock and other equity interests, including certain options and warrants granted by NAC, shall be entitled to retain 4.25% of the capital stock of the combined company, on a fully-diluted basis.

In the LOI, the Company agreed to an exclusivity period of 60 days after the LOI, where it will not solicit, initiate, encourage or provide information to any third party with respect to any competing transaction. The Company also agreed during such exclusivity period to conduct its business in the ordinary course of business consistent with past practice.

As a condition to the Proposed Transaction, NAC and the SHE Parties agreed, pursuant to the LOI, that NAC may not have more than a total of $1,200,000 in debt that is due and payable within twelve months after the closing of the Proposed Transaction. Any debt exceeding such $1,200,000 limit that is due and payable within twelve months after the closing of the Proposed Transaction will be extended or refinanced for at least an additional twelve months after the closing of the Proposed Transaction, at terms mutually agreed upon by NAC and the SHE Parties. The obligations of NAC and the SHE Parties to enter into the Proposed Transaction are also subject to, among other customary conditions, the following closing conditions:

●	Completion by both sets of parties and their representatives of all business, tax, accounting, legal and other due diligence review, with results satisfactory to each;
●	The negotiation of a definitive agreements memorializing the final terms of the Proposed Transaction; and
●	No material adverse changes in NAC’s business operations between the time of the LOI and the Proposed Transaction.

After the closing, Mr. Genovese shall remain as CEO of the combined company.

A copy of the LOI is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the LOI is qualified in its entirety by reference thereto.

Item 8.01    Other Events.

Public Offering

On October 9, 2015, the Company closed its previously announced public offering of Units (“Units” or each a “Unit”), each Unit consisting of one share of common stock, par value $0.001 per share, two Series A Warrants each to purchase one share of common stock and one Series B warrant to purchase one share of common stock. The Company offered 9,500,000 Units at a price to the public of $0.05 per Unit, and received gross proceeds from the offering, before deducting placement agent fees and expenses payable by the Company, of approximately $475,000. Alexander Capital, L.P. acted as the placement agent for the offering.

Press Release

On April 27, 2016, the Company issued a press release announcing the Proposed Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Neither the filing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in the press release of a reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at its internet address into this Current Report on Form 8-K. The information available at the Company’s internet address is not part of this Current Report on Form 8-K or any other report filed by the Company with the SEC.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits.

10.1	Binding Letter of Intent between NAC Global Technologies, Inc., Bellelli Engineering S.p.A., and Swiss Heights Engineering, dated April 23, 2016.

99.1	Press Release of NAC Global Technologies, Inc., dated April 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2016	NAC Global Technologies, INC.

	By:	/s/ Vincent Genovese
Name: Vincent Genovese Title: President and Chief Executive Officer

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